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                                                                    Exhibit 4.12

                          [English translation of the Chinese language document]

                          CONTRACT FOR PURCHASE OF BUILDING

                         Contract No.: JDCX Zi 06-033-1

                                 March 23, 2006

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Contract No.: JDCX Zi 06-033-1

                        SCIENCE PARK OF ELECTRONICS CITY

    CONTRACT FOR TRANSFER WITH COMPENSATION OF ELECTRONICS STANDARD BUILDING

TRANSFEROR: BEIJING ELECTRONICS CITY CO., LTD. (HEREAFTER REFERRED TO AS "PARTY A")

Registered address: A 12 Jiuxianqiao Road, Chaoyang District, Beijing (postal code: 100016)

Legal representative: Yutong Bao

TRANSFEREE: TECHFAITH WIRELESS COMMUNICATION TECHNOLOGY (BEIJING) LIMITED (HEREAFTER REFERRED TO AS "PARTY B")

Registered Address: 1 East Jiuxianqiao Road, Chaoyang District, Beijing

Legal representative: Jun Liu

In accordance with the "Contract Law of the People's Republic of China", the "Law of the People's Republic of China on Urban Real Estate Administration" and other related laws and regulations, on the basis of equality, voluntary and consultations, the two parties have reached an agreement on the transfer with compensation of the electronics standard building (Building D2 in IT Industry
Park) and entered into this contract for both parties to comply with.

ARTICLE 1 BASIS OF PROJECT CONSTRUCTION

1.1 Site of Project Construction: A 10 North Jiuxianqiao Road, Chaoyang District, Beijing

1.2   Approval Number of Project: JFG Zi (2004) No. 1831

1.3   Planning Permit Number: 2005 GJ Zi No. 0001

1.4   Land Use Permit: JZGY Zi (2005 Chu) No. 0639

ARTICLE 2 BASIC INFORMATION OF BUILDING

2.1   Address of Building: A 10 North Jiuxianqiao Road, Chaoyang District,
      Beijing

2.2 Location of Building: Floors 1, 2 and 3, Building D2, Section D, IT Industry Park, Electronics City at A 10 North Jiuxianqiao Road, Chaoyang District, Beijing

2.3   Building Area: 12,330 square meters

2.4   Building Structure: Reinforced Concrete Composite Structure

2.5   Other facts are based on actual condition of the building and the drawing.

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ARTICLE 3 AREA VERIFICATION

3.1 After signing this Contract and within 90 days of the building delivery, Party A shall entrust a qualified survey department to make survey to the building, and the actual area surveyed shall be verified and validated by both parties.

3.2 Transfer fee shall be calculated based on the area indicated on the Title Deed of the building.

ARTICLE 4 TRANSFER FEE AND PAYMENT METHOD

4.1   Transfer fee:

      Transfer fee is RMB3,700.00 per square meter of building area (including land grant fee). Total building transfer fee is RMB45,621,000.00 (based on the actual area indicated on the Title Deed).

4.2   Payment method: Payment shall be made in two installments.

      1) Party B shall pay Party A the first installment of RMB 25,000,000.00 prior to July 30, 2006.

      2) Party B shall pay Party A the balance of RMB20,621,000.00 as second installment prior to January 10, 2007.

4.3 Taxes incurred from the transfer shall be paid by both parties respectively pursuant to the related national and municipal regulations of Beijing.

ARTICLE 5  BUILDING DELIVERY TERMS

5.1 Party A shall finish the procedure of four parties' examination and acceptance prior to July 30, 2006, and then deliver the building to Party
      B. Party B shall be responsible for verification and validation.

5.2 After Party B verifies and accepts the building, it can go through the delivery procedures and enter the building for renovation.

5.3 At the time of delivery, the municipal utilities (water, electricity and heat supply) and equipment that go with the building shall be at the normal condition.

5.4 Party A shall provide a copy of the "Beijing Municipality Construction Work Completion Registration" immediately after Party A obtains it.

ARTICLE 6 LIABILITIES FOR BREACH OF CONTRACT

6.1 In case Party A fails to deliver the building at the delivery time stipulated in the contract, it shall pay Party B 3/10,000 the transfer fee that Party B has paid to Party A, for each day during the period from the second day of the stipulated delivery date to the actual delivery date, as damages for breaching the Contract.

6.2 In case Party B fails to pay Party A the transfer fee on the date stipulated in the contract, it shall pay Party A 3/10,000 the amount overdue, for each day during the period from the second day of the stipulated paying date to the actual paying date, as damages for breaching the Contract. Payment overdue refers to the difference between the amount payable and the amount actually paid in a payment installment.

6.3 In case Party A fails to go through the property right transfer procedures on the

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      date stipulated in the Contract and does not hand over the Title Deed of the building to Party B on a timely basis, it shall pay Party B 3/10,000 the total transfer fee, for each day during the period from the second day of the stipulated date to the actual delivery date of the Title Deed, as damages for breaching the Contract.

6.4 In case Party A breaches its representations or promises it made in this Contract or if there are flaws in the property right and land right that cause Party B unable to fulfill its related rights, Party B shall have right to terminate the contract and demand Party A to repay the deposit in double and pay Party B 3% the total transfer fee as damages for breaching the Contract.

ARTICLE 7 PROPERTY RIGHT REGISTRATION OF THE BUILDING

7.1 After Party B has paid all the fees payable, both parties shall go to a property right registration authority to go through the transfer deed procedures. Party A covenants to get the Title Deed ready within one year and hand it over to Party B (on condition that Party B has provided all the relevant materials and paid all the required fees).

7.2 The duration of the land use in connection with the building transferred to Party B is 50 years (based on the period indicated in the "state-owned land use permit").

7.3 While handling the property right registration and transfer deed, Party B shall provide supporting documents which are required to be provided by Party B in a timely manner.

7.4 Party A undertakes that the building and land use right under this Contract are not on lease or mortgage; Party A is responsible for all liabilities with respect to the building prior to the transfer date.

ARTICLE 8 WARRANTY OBLIGATIONS

8.1 With regard to the building and facilities that Party A has transferred to Party B, Party A shall be responsible for their warranty as per the related regulations of Beijing Municipality.

8.2 Party A shall fulfill its obligations for any quality problems within warranty during the warranty period; Party A shall not assume responsibilities for damages caused by force majeure or for reasons other than Party A's, but Party A may assist in repair and recovery while Party B shall bear the maintenance cost.

ARTICLE 9 AGREEMENT ON BUILDING USE

9.1 Party B may use the exterior walls of the building, but shall not set up facilities on the walls or change the overview of the building without Party A's permission.

9.2 The building is designed for industry, R&D or office use, and Party B shall not change the purpose of use of the building without Party A's consent.

9.3 During Party B's use of the building, Party B may not change the main structure of the premises, nor can it affect the building structure and the normal condition of other parts of the building.

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9.4   Party B shall not set up facilities outside the building and shall keep a clean and tidy environment.

9.5 In the use of the public facilities of the building, in case Party B causes damage to facilities or puts them out of order due to improper use or operations, Party B shall bear financial and legal liabilities.

ARTICLE 10 PROPERTY MANAGEMENT

10.1  Property management.

      Party A (or Party A's appointee) is responsible for property management. Party B and Party A shall enter into a separate property management contract. Party B agrees to pay its property management fee to Party A (or Party A's appointee) according to the property management contract (A property management contract shall be signed separately).

10.2  Power Fee.

      Party A (or Party A's appointee) is responsible for collecting fees for power (water, electricity and heat) used in connection with the building based on the standard set forth by the competent department of Beijing Municipality (indicated in the property management contract) and the standard is subject to change with the uniform fee change of Beijing Municipality. However, when there is a different agreement in the property management contract, then it shall be performed according to the property management contract.

10.3  Parking Spaces.

      The parking space within Building D2 is for use of Party B. Details will be included in the property management contract.

10.4 The cost for major repair, replacement and alteration of the public facilities, which is related to Party B's transferred building, shall be shared by relevant parties respectively according to their usage.

ARTICLE 11 FORCE MAJEURE

11.1 If the fulfillment of the obligations set forth by the Contract or its appendices is prevented due to unpredictable, unavoidable and uncontrollable events, neither party shall be held liable. However, the party affected by force majeure shall notify the other party in writing within 30 days of the occurrence of the force majeure and shall take active measures in finding out solutions.

11.2  Events of force majeure are defined according to national laws.

ARTICLE 12 SETTLING OF DISPUTES

12.1 All disputes arising from the performance of this Contract or related to the Contract shall be settled through friendly negotiation. If no settlement is reached through negotiation, the dispute shall then be submitted for arbitration to Beijing Arbitration Commission or be brought to the court.

12.2 In the course of negotiation or arbitration, the Contract and its appendices shall be executed continuingly, except for terms under dispute or other terms being hard to be implemented because of disputed terms.

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ARTICLE 13 OTHER TERMS AND CONDITIONS

13.1  The appendices of this Contract include:

            1) State-owned land use permit (photocopy);

            2) Counterpart of Party B's business license (photocopy);

            3) Project design drawing (Party A provides one package to Party B);

            4) Counterpart of Party A's business license (photocopy).

13.2 This Contract shall come into effect upon execution of both parties. Issues not covered by this contract shall be settled through negotiations between Party A and Party B and a supplemental agreement may be entered into.

13.3 The appendices of this Contract and supplemental agreements signed by both parties constitute an inseparable part of this Contract and shall have the same legal effect.

13.4 This Contract is made in five originals, both parties hold two copies and the other copy is for filing with Property Right Registration Department.

PARTY A:  BEIJING ELECTRONICS CITY CO., LTD.
/s/ [Special seal for contract]
Legal representative or his/her trustee:
Signature: /s/

Address: A 12 Jiuxianqiao Road, Chaoyang District, Beijing
Postal code: 100016
Phone: 64319258
Fax: 64360367
Bank: China Construction Bank, Electronics City Science Park Branch Bank Account Number: 2610006889

PARTY B: TECHFAITH WIRELESS COMMUNICATION TECHNOLOGY (BEIJING) LIMITED /s/ [Special seal for contract]

/s/ [Special seal for contract of Techfaith Intelligent Handset Technology (Beijing) Limited]
Legal representative or his/her trustee:
Signature: /s/

Address: 1 East Jiuxianqiao Road, Chaoyang District, Beijing
Postal Code:
Phone:
Fax:
Bank: Xingye Bank, Beijing Guanganmen Branch
Bank Account Number: 321040101400014788

SIGNING DATE: MARCH 23, 2006